Exhibit 10.5

P.O. Box 1734
December 10, 2001	Atlanta, GA 30301
404.676.2121
Coca-Cola Bottling Co. Consolidated
4100 Coca-Cola Plaza
Charlotte, NC 28211-3481
Attn:	William B. Elmore, Jr. President and Chief Operating Officer
Gentlemen:
     This letter is submitted by The Coca-Cola Company (the “Company”) in response to the specific request of Coca-Cola Bottling Co. Consolidated and its directly and indirectly controlled subsidiaries and affiliates that are engaged in the production or sale of beverages pursuant to Contracts (as defined below) with the Company (collectively, “Consolidated”), in connection with the execution by Consolidated of the Marketing and Distribution Agreements for Dasani® covering the licensed bottling territories of Consolidated (the “Dasani MDAs”).
     The Company and Consolidated acknowledge that the Dasani MDAs are considered “Contracts” as defined in that certain letter agreement dated December 14, 1994 between the Company and Consolidated, a copy of which is attached hereto. Accordingly, the Company hereby confirms, consistent with paragraph 3 of such letter agreement, that as applied solely to Coca-Cola Bottling Co. Consolidated, the Company hereby waives the right under Paragraph 26 of the Dasani MDAs that would otherwise exist upon the occurrence of the event of default defined in subparagraph 26(a)(ii) or (iii) of the Dasani MDAs. The foregoing waiver will terminate immediately should Coca-Cola Bottling Co. Consolidated cease to be a public company. As stated in such paragraph 3, except as expressly set forth therein as applied solely to Coca-Cola Bottling Co. Consolidated, the Company expressly reserves and does not waive any other rights of the Company under the Dasani MDAs or any of the other Contracts or any other contract or agreement.
     Please indicate your agreement with the foregoing by executing two copies of this letter agreement and returning them to us.

The Coca-Cola Company, Coca-Cola North America Division
By:	/s/ Paul W. Wood
Title: VP Bottler Business Development

December 10, 2001

Accepted and agreed to:
Coca-Cola Bottling Co. Consolidated, on behalf of itself and its subsidiaries and affiliates described above

By:	/s/ Umesh M. Kasbekar
Title: Vice President

CONFIDENTIAL

JOHN J. CULHANE
GENERAL COUNSEL		ADDRESS REPLY TO
COCA-COLA USA		ATLANTA, GA 3O3OI
LEGAL DIVISION	December 14, 1994	—
404-818-5888
FAX: 404-515-4128
Coca-Cola Battling Co. Consolidated
Tallan Building, Suite 901
Chattanooga, Tennessee 37402
     Attention: Reid M. Henson
Gentlemen:
     This letter is submitted by The Coca-Cola Company (the “Company”) in response to the specific request of Coca-Cola Bottling Co. Consolidated (“Consolidated”)1 in recognition of the special circumstances affecting Consolidated, including certain issues raised by Consolidated’s status as a publicly traded company. In consideration of the execution by Consolidated, now and in the future, of the new Marketing and Distribution Agreement such as the one offered in October, 1994 for “POWERADE” (the “Contracts”), and in recognition of the fact that Consolidated is and will be in the future executing the Contracts in reliance upon this agreement, the Company agrees that:

[1]	Except with respect to paragraph 3 below, for purposes of this Agreement, the term “Consolidated” shall include Coca-Cola Bottling Co, Consolidated and its directly and indirectly controlled subsidiaries existing at any time during the term of this Agreement which are engaged in the production or sale of beverages pursuant to Contracts with the Company.

Coca-Cola Bottling Co Consolidated
December 14, 1994

1. The Company acknowledges that the exercise of its rights under the Contracts will require consideration, as appropriate to each particular situation, of such criteria as: (i) the performance of Consolidated as distributors relative to that of other comparable distributors who are parties to similar contracts; (ii) the nature of the competition and the identity of and resources of the major competitors within the respective Territories of Consolidated, as well as the competitive activity in those Territories; (iii) the price trends of the Beverages sold by the Company to consolidated relative to other competitive factors and market conditions in the Territories, including Consolidated’s prices to retailers for Beverages; (iv) such other criteria as shall in the reasonable opinion of the Company be relevant and material to the exercise by the Company of its rights under the contracts; provided, however, that it is understood that while these criteria are to be considered, the Company’s exercise of its rights under the Contracts shall not be limited or mandated by any one or more of such criteria, and that the Company is free to exercise its rights in accordance with its reasonable business judgment in view of all relevant factors, including the Company’s situation.
2. The Company agrees that in the event the Company enters into a written amendment to similar contracts between the Company and any other distributor of Beverages in a territory in the United States which amendment is of a material, substantive term or condition of those similar contracts (other than an agreement relating to the transfer of ownership of a particular distributor such as that of Paragraph 3 below) which term or condition as amended could have application to Consolidated, the Company will offer such amendment in its entirety to Consolidated on the same terms and conditions as exist in the written amendment between the Company and such other distributor. The parties agree that no such written amendment shall be deemed to exist by virtue of any action, inaction or course of dealing undertaken by the company with respect to marketing, planning, quality control or other matters which are contemplated by the terms and conditions of those similar contracts.
3. As applied solely to Coca-Cola Bottling Co. Consolidated, the Company hereby waives the right under Paragraph 25 of the contracts between Coca-Cola Bottling Co. Consolidated and the company that would otherwise exist upon the occurrence of the event of default defined in subparagraph 25(a)(ii) or (iii) of such Contracts. The foregoing waiver shall terminate immediately should Coca-Cola Bottling Co. Consolidated cease to be a public company. Except as expressly set forth in this paragraph 3 as applied solely to Coca-Cola Bottling Co. Consolidated, the Company expressly reserves and does not waive any other rights of the company under the Contracts or any other contract or agreement.
4. The company agrees that a default by Consolidated under the terms of the Contracts will not, in and of itself, create a default under the terms of the Master Bottle Contracts, Allied Bottle Contracts or other contracts between the Company and Consolidated, and that such default, in and of itself, will not give the Company the right to terminate such other contracts.

Coca-Cola Bottling Co Consolidated
December 14, 1994

5. The provisions in the Contracts to the effect that the Contracts encompass all agreements between the parties and supersede all prior agreements shall not have any effect on the validity and continuance of the provisions of this Agreement, which shall have the same term as the contracts. The parties agree that the Contracts and this Agreement constitute the entire agreement between Coca-Cola Bottling Co. Consolidated and the Company. All prior agreements, arrangements, communications or understandings, whether oral or written, with respect to the Contracts or this Agreement between the parties and their legal predecessors, if any, are canceled hereby. The parties further agree that no such prior agreements, drafts, arrangements, correspondence, communications or understandings, whether oral or written, shall be used in any legal proceeding that may arise with respect to the application, construction or interpretation of the contracts or this Agreement.
6. As used herein, “similar contracts” shall mean contracts which contain” substantially the same terns and are in substantially the same form as the Contracts.
7. This Agreement shall be binding upon the successors, if any, of the Company or Consolidated.
8. Company and Consolidated agree that the contents of this Agreement are confidential and that neither party may discuss or disclose any of the provisions herein without the express written permission of the other party.
Please indicate your agreement with the foregoing by executing two copies of this Agreement.

Very truly yours, COCA-COLA COMPANY
By:	/s/ John J. Culhane
Title: General Counsel

ACCEPTED AND AGREED TO:
COCA-COLA BOTTLING Co. CONSOLIDATED,
on behalf of itself and its directly and indirectly controlled subs.

By:	/s/ Reid M. Henson
Title: Vice Chairman